Exhibit 4.10

GLOBAL TERMINATION AGREEMENT

This Global Termination Agreement (this “Termination Agreement”) is made as of July 19, 2024, by and between RedHill Biopharma Inc., a Delaware corporation (“RedHill”), RedHill Biopharma Ltd., an Israeli company (“RedHill Parent”), Movantik Acquisition Co., a Delaware corporation (“Movantik Acquisition”), Valinor Pharma, LLC, a Delaware limited liability company (“Valinor”), and HCR Redhill SPV, LLC acting as administrative agent (“HCR”).  Movantik Acquisition, HCR, Valinor and RedHill are sometimes referred to herein singly as a “Party” and together as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Transition Services Agreement (as defined below) or the Credit Agreement (as defined below), as the context requires.

RECITALS:

WHEREAS, RedHill and Movantik Acquisition are party to that certain Transition Services Agreement, dated as of February 2, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Transition Services Agreement”);

WHEREAS, RedHill and HCR entered into that certain Credit Agreement dated as of February 23, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each of the Parties have agreed to terminate the Transition Services Agreement and the Credit Agreement (including for the avoidance of doubt the Collateral Documents entered into therewith), provide releases of all liens arising out of the Credit Agreement or the Transition Services Agreement or otherwise in connection therewith and provide additional mutual releases to the other Parties each as further described herein;

WHEREAS, as a result of the foregoing, the Parties hereto desire to enter into this Termination Agreement to set forth in writing the understanding among the Parties hereto as to the subject matter hereof; and

NOW THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree and acknowledge as follows:

TERMS AND CONDITIONS:

1.Termination of Transition Services Agreement.  Each of Movantik Acquisition and RedHill hereby mutually agrees that contingent upon (i) the payment of $9,887,297 to RedHill (the “Final Payment”) and (ii) the payment of $$589,610 by Valinor to AstraZeneca AB in respect of such amount owed by RedHill to AstraZeneca AB pursuant to invoice no. #18000032 totaling $572,742 plus agreed upon interest on such invoice, the Transition Services Agreement shall be terminated and cancelled.  Both parties acknowledge that the Final Payment is inclusive of, among other things:  CMS Medicaid invoices dated through July 12, 2024, totaling $11,416,929, Tricare invoices for the period from Q4 2023 through Q1 2024 totaling $68,009, CMS Coverage GAP invoice for Q1 2024 totaling $26,815 and Branded Prescription Drug Fee for the period from 2023 through the end of 2024 totaling $99,958.  Other than as set forth in this Section 1, upon such termination of the Transition Services Agreement, the Transition Services Agreement shall be of no further force and effect and, notwithstanding any provision of the Transition Services Agreement to the contrary, no Party to the Transition Services Agreement shall have any further or continuing or other right, obligation, liability or responsibility with respect to the Transition Services Agreement to the other Party or any other party of any kind whatsoever; provided that those certain terms specified in Section 13 of the Transition Services Agreement (including for the avoidance of doubt

Section 4 of the Transition Services Agreement) shall survive this Termination Agreement and shall continue to apply according to their terms.  Each of the Parties hereto hereby waives any and all notice obligations to the other Party that may be set forth in the Transition Services Agreement.

2.Acknowledgement of No Further Payment Obligations.  Upon the making of the payments set forth in Section 1 of this of this Termination Agreement, each of RedHill and Movantik Acquisition agree that no other amount shall be owed or payable by either RedHill or Movantik Acquisition pursuant to the Transition Services Agreement related to services, Service Fees, Milestones Payments and Payment Claims (each as defined in the Transition Services Agreement) that are known and invoiced as of the date of this agreement.  Furthermore, RedHill agrees that Movantik Acquisition has satisfied all obligations contemplated in the Transition Services Agreement including, but not limited to, those related to any indirect payments related to any government program under the labeler code 57841 for Movantik as of June 30, 2024.  For the avoidance of doubt, the Parties acknowledge that Payment Claims not yet invoiced as of the date of this Termination Agreement, as well as Returned Licensed Products not yet processed as of the date hereof, which are the financial responsibility of either RedHill or Movantik Acquisition in accordance with the requirements of the Transition Services Agreement, shall continue to be owed or payable by the applicable Party (including its successors or assigns).  Notwithstanding anything to the contrary, this Section 2 shall not apply to the payment obligations set forth in this Termination Agreement and those certain terms specified in Section 13 of the Transition Services Agreement (including for the avoidance of doubt Section 4 of the Transition Services Agreement), which shall survive this Termination Agreement and shall continue to apply according to their terms therein and herein.

3.Termination of Credit Agreement.  Notwithstanding anything to the contrary set forth in the Credit Agreement or otherwise, effective as of the date hereof each of Movantik Acquisition, HCR on behalf of itself and the Lenders party to the Credit Agreement from time to time and RedHill hereby mutually agree and acknowledge that the Credit Agreement and all Collateral Documents and related documents entered into connection therewith shall be terminated, all guarantees shall be automatically terminated and other obligations of RedHill shall be automatically released and discharged, and no party thereto shall have any further obligation to any other party thereto without any further action by any person.

4.Release of Liens.  Each of HCR and Movantik Acquisition agrees that any lien which HCR or Movantik Acquisition or their affiliates may have asserted pursuant to any commercial relationship between HCR or Movantik Acquisition or their affiliates on one hand and RedHill on the other hand, including anything pursuant to the Credit Agreement or the Transition Services Agreement on any property owned by RedHill is hereby automatically released, discharged and irrevocably terminated. RedHill and its affiliates and their respective attorneys and designees shall be authorized to file any and all necessary terminations and releases, including without limitation, with respect to any Uniform Commercial Code financing statements or other security documents in Israel filed in connection with the Transition Services Agreement, the Movantik Asset Purchase Agreement, the Credit Agreement or any other agreement between the Parties to effectuate the foregoing, including with respect to security documents filed on assets owned by RedHill Parent related to such agreements.  HCR and its affiliates shall deliver to RedHill executed instruments of release pertaining to the security interests and liens described herein as RedHill may reasonably request to effectuate, or reflect of public record, the release and discharge of all such security interests and liens.  HCR shall, from and after the date hereof, in good faith, promptly take all other reasonable additional steps and deliver such other termination statements, releases, instruments, signatures or documents as RedHill may from time to time reasonably request to effectuate, or reflect of public record, the release of such security interests and liens described herein.  All of the foregoing shall be without any condition or representation or warranty of any kind, express or implied.

5.Redirection of Talicia and Aemcolo Revenue.  Effective as of the date hereof, Movantik Acquisition agrees that all Talicia and Aemcolo revenue collection shall be redirected to RedHill accounts via wholesalers as directed by RedHill and Redhill shall commence such transition within five (5) business days of the date hereof. Following the execution of this Termination Agreement, HCR, Movantik Acquisition, Valinor and their affiliates shall, as soon as commercially practicable initiate an internal reconciliation process and thereafter transfer to RedHill any payment which, per the terms of this Termination Agreement, belongs to RedHill and is received by HCR, Movantik Acquisition, Valinor or their affiliates after the date hereof.  All amounts due and payable under this Section 4 shall be due and payable by the paying party in immediately available funds.

6.RedHill’s Release of the Movantik Released Parties.  RedHill, on behalf of itself and its affiliates, and each of its and their respective employees, direct and indirect equity holders, members, owners, directors, managers, officers, representatives, agents, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Movantik Acquisition, Valinor and HCR, their affiliates and their respective employees, direct and indirect equity holders, members, owners, directors, managers, officers, representatives, agents, successors and assigns (the “Movantik Released Parties”), from any and all claims, counterclaims, damages, losses, duties, obligations, liabilities, charges, demands, actions or causes of action and agreements of every kind, known or unknown, suspected or unsuspected, asserted or unasserted, in law or in equity, that arise out of or are related to the Transition Services Agreement or the Credit Agreement, except for RedHill’s right to receive the Final Payment, any other obligations described in this Termination Agreement (including, but not limited to, as set forth in Section 1 of this of this Termination Agreement) and any claims arising out of or in connection with this Termination Agreement (the “RedHill Released Claims”). For the avoidance of doubt, the foregoing release shall not limit any rights or claims available to RedHill pursuant to that certain Asset Purchase Agreement, dated as of February 2, 2023, by and between RedHill, Movantik Acquisition, and RedHill Biopharma LTD (collectively with all ancillary agreements, amendments, supplements and modifications related thereto, the “Movantik Asset Purchase Agreement”) other than the RedHill Released Claims.

7.The Movantik Released Parties Release of RedHill.  The Movantik Released Parties, on behalf of themselves and their affiliates, and each of their respective employees, direct and indirect equity holders, members, owners, directors, managers, officers, representatives, agents, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges RedHill and its affiliates and their respective employees, direct and indirect equity holders, members, owners, directors, managers, officers, representatives, agents, successors and assigns from any and all claims, counterclaims, damages, losses, duties, obligations, liabilities, charges, demands, actions or causes of action and agreements of every kind, known or unknown, suspected or unsuspected, asserted or unasserted, in law or in equity, that arise out of or are related to the Transition Services Agreement or the Credit Agreement, any other obligations described in this Termination Agreement and any claims arising out of or in connection with this Termination Agreement (the “Movantik Parties Released Claims”). For the avoidance of doubt, the foregoing release shall not limit any rights or claims available to Movantik Acquisition or Valinor pursuant to the Movantik Purchase Agreement other than the Movantik Parties Released Claims.

8.Release of Escrow Funds. The Parties agree to execute the Joint Escrow Committee Certificate (the “Joint Instruction”) attached hereto as Exhibit A, pursuant to Section 7.2 of the Movantik Asset Purchase Agreement. and deliver the Joint Instruction to the Escrow Agent (as defined in that certain Escrow Agreement (the “Escrow Agreement”), dated as of February 2, 2023, by and between the Parties) and thereby authorize the Escrow Agent to disburse all Escrow Property (as defined under the Escrow Agreement) pursuant to Section 3(b) of the Escrow Agreement to RedHill. The Parties acknowledge that, pursuant to Section 7 of the Escrow Agreement, the Escrow Agreement and any of the Parties’ rights thereunder shall be terminated upon the distribution of such Escrow Property.

9.Past Royalties.  The Parties hereby acknowledge and agree as follows:

a.RedHill shall have no further obligations to pay any royalties (including any unpaid royalties accrued or attributable to the period prior to the date hereof) or fulfill any other related obligations to or on behalf of HCR or any other party under any agreement, including (i) that certain Co-Commercialization Agreement, dated as of March 18, 2015, by and between Daiichi Sankyo, Inc. (“Daiichi”) and AstraZeneca UK Limited, as assigned by AstraZeneca UK Limited to RedHill on March 31, 2020, and that certain Termination Agreement dated as of July 1, 2020, by and between RedHill and Daiichi (together, with all amendments thereto and assignments thereof, the “DSI Royalty Agreements”), and (ii) that certain License Agreement, dated as of February 23, 2020, by and between AstraZeneca AB and RedHill, as assigned by RedHill to HCR on February 2, 2023  (together, with all amendments thereto and assignments thereof, “AZ License Agreement”).

b.Except for any adjustments reflected in the Final Payment, including any refunds for payments made by RedHill for the H2 period of 2023 and for the H1 period of 20241, none of the Parties shall have any claims to any adjustment, re-calculation, restatement or other changes to the calculations on which any royalty was historically paid under the DSI Royalty Agreements, the AZ License Agreement and the License Agreement between AstraZeneca and Nektar Therapeutics dated as of September 20, 2009, as amended by that certain Amendment No. 1 to License Agreement dated as of August 8, 2013.

10.Representations and Warranties.  Each of the Parties hereto represents and warrants that the execution of this agreement by such Party has been duly authorized by all necessary actions, that the person signing on behalf of such Party has been duly authorized to do so, and that this agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof.

11.Severability.  If any provision of this Termination Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Termination Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

12.Counterparts.  This Termination Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  The Parties agree that facsimile and electronically transmitted portable document format (.pdf) signatures shall be deemed originals.

13.Entire Termination Agreement; Survival.  This Termination Agreement constitutes the entire contract and agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Parties related hereto, and there are no representations, warranties or other agreements among the Parties in connection with the subject matter hereof, except as specifically set forth herein.  No change, modification or amendment of this Termination Agreement shall be valid unless the same be in writing and signed by each of the Parties to be bound.  No waiver of any provision of this Termination Agreement shall be valid unless in writing and signed by the Party to be charged.

14.Language Construction.  Each of the Parties acknowledges that no single Party bears sole responsibility for the preparation and drafting of this Termination Agreement.  Consequently, no rule of

[1]	The Final Payment shall include an adjustment for the H2 2023 HCR and Daiichi refunds and the H1 2024 Daiichi refund.

construction to the effect that ambiguities are to be resolved against the drafting Party should be employed in the interpretation of this Termination Agreement.

15.Successors and Assigns.  This Termination Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Termination Agreement is intended or shall be construed to give any person other than the Parties to this Termination Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Termination Agreement or any provision contained herein, it being the intention of the Parties to this Termination Agreement that this Termination Agreement be for the sole and exclusive benefit of such Parties or such successors and assigns and not for the benefit of any other person. In furtherance of the foregoing, no Party may assign its obligations hereunder without the consent of the other Party.

16.Governing Law.  This Termination Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

17.Waiver.  No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Termination Agreement.

18.Headings.  The headings contained in this Termination Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Termination Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Global Termination Agreement as of the date first set forth above.

redhill biopharma inc.

By:	/s/ Rick Scruggs

Name: Rick Scruggs
Title: President & Chief Commercial Officer

redhill biopharma LTD.

By:	/s/ Dror Ben-Asher

Name: Dror Ben-Asher
Title: Chief Executive Officer

By:	/s/ Razi Ingber

Name: Razi Ingber
Title: Chief Financial Officer

[Signature Page – Global Termination Agreement]

MOVANTIK ACQUISITION CO.

By:	/s/ Todd Smith

Name: Todd Smith
Title: Chief Executive Officer

HCR REDHILL SPV, LLC

By:	/s/ Clarke B. Futch

Name: Clarke B. Futch
Title: Authorized Agent

VALINOR PHARMA, LLC

By:	/s/ Todd Smith

Name: Todd Smith
Title: Chief Executive Officer

[Signature Page – Global Termination Agreement]

Exhibit A

JOINT ESCROW COMMITTEE CERTIFICATE PURSUANT TO
SECTION I.3.b OF THE ESCROW AGREEMENT

July [●], 2024

The Bank of New York Mellon, as Escrow Agent
Corporate Trust Administration

240 Greenwich Street, 7E
New York, New York 10286

Attn.: Escrow Unit, Matthew Louis,
Email: Matthew.Louis@bnymellon.com

This Joint Escrow Committee Certificate is being delivered pursuant to Section I.3.b of the Escrow Agreement, dated as of February 2, 2023 (the “Escrow Agreement”), by and among THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Escrow Agent”), REDHILL BIOPHARMA INC. (“Seller”) and REDHILL BIOPHARMA LTD. (“Seller Parent” and, together with Seller, “Sellers”) and Movantik Acquisition Co. (“Buyer”).

Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Escrow Agreement.

The Joint Escrow Committee hereby certifies that: (i) the following Movantik Escrow Eligible Liabilities are then due and payable: [●]; (ii) the amount of such Movantik Escrow Eligible Liabilities is $[●]; and (iii) the Escrow Property will be used by Seller to pay such Movantik Escrow Eligible Liabilities.

The wire instructions for the release of the Escrow Property are as follows:

Amount to the Seller: Beneficiary: ABA Number of Bank: Account Number at Bank: Beneficiary: Reference:	[●]
[●]
[●]
[●]
[●]
[●]

Callback Contacts: [●]

[Remainder of this page intentionally left blank.]

REDHILL BIOPHARMA INC.

By:
Name: Rick Scruggs
Title: Authorized Signatory

MOVANTIK ACQUISITION CO.

By:
Name: Clarke B. Futch
Title: Authorized Signatory